Exhibit 99.1


PRESS RELEASE         Franklin Street Properties Corp.
--------------------------------------------------------------------------------
     401 Edgewater Place o Suite 200 o Wakefield, Massachusetts 01880-6210
               o (781)557-1300 o www.franklinstreetproperties.com

Contact: Donna Brownell    877-686-9496                    FOR IMMEDIATE RELEASE

                   FRANKLIN STREET PROPERTIES CORP. ANNOUNCES
                    THIRD QUARTER AND NINE MONTH 2006 RESULTS

Wakefield, MA--October 31, 2006--Franklin Street Properties Corp. (the "Company" or "FSP") (AMEX: FSP) announced today net income and Earnings Per Share (EPS) for the three and nine months ended September 30, 2006. The Company also announced Adjusted Funds From Operations (AFFO) and provided an update on other activities.

The Company evaluates its performance based on net income, EPS and AFFO, and believes each is an important measure. The Company considers these measurements in determining distributions paid to equity holders. A reconciliation of net income to AFFO, a non-GAAP financial measure, is provided on page 2 of this press release.

o EPS for the three months ended September 30, 2006 decreased $0.19 per share to $0.25 per share compared to the three months ended September 30, 2005. Net income was $17.8 million or $0.25 per share (based on 70.8 million shares), compared to $26.8 million or $0.44 per share (based on
      60.5 million shares) in 2005.
o AFFO for the three months ended September 30, 2006 decreased $0.04 per share to $0.27 per share compared to the three months ended September 30, 2005. AFFO was $19.3 million or $0.27 per share (based on 70.8 million shares), compared to $18.7 million or $0.31 per share (based on 60.5 million shares) in 2005.
o EPS for the nine months ended September 30, 2006 increased $0.24 per share to $1.08 per share compared to the nine months ended September 30, 2005. Net income was $71.4 million or $1.08 per share (based on 65.9 million shares), compared to $46.7 million or $0.84 per share (based on 55.7 million shares) in 2005.
o AFFO for the nine months ended September 30, 2006 increased $0.04 per share to $0.90 per share compared to the nine months ended September 30, 2005. AFFO was $59.7 million or $0.90 per share (based on 65.9 million shares), compared to $48.0 million or $0.86 per share (based on 55.7 million shares) in 2005.

The following significant factors affected net income, EPS and AFFO for the three and nine months ended September 30, 2006 compared to results for the same periods in 2005:

o Gain on sale of properties during the three and nine months ended September 30, 2006 was $6.4 million and $34.5 million, respectively. Gain on the sale of properties during the three months ended September 30, 2005 was $14.3 million, and for the nine months ended September 30, 2005 was $13.3 million net of a loss on the sale of a property.
o     Increased net operating income from the real estate portfolio included:
      o The benefits of four properties acquired by merger in April 2005 and five properties acquired by merger in April 2006, which were accretive to our per share calculations.
      o The benefits of two suburban office properties acquired in 2005 and two suburban office properties acquired in 2006.
      o Lease termination payments received of $1.7 million and $6.6 million in the three and nine month periods of 2006, respectively compared to $0.7 million for the three and nine month periods of 2005. A substantial amount of the space at the related properties has subsequently been re-leased.


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
                                       -2-


o Interest income increased $0.3 million and $1.0 million in the three and nine months ended September 30, 2006, respectively, compared to the same periods in 2005 as a result of higher bank balances during the periods and rising interest rates.
o These benefits were partially offset by lower investment banking results compared to the same periods in 2005. Gross proceeds on the sale of securities, which our revenue and expenses in investment banking are directly related to, decreased $28.1 million and $5.1 million for the three and nine months ended September 30, 2006, compared to the same periods in 2005; and
o General and administrative costs were essentially flat comparing the three month periods ended September 30, 2006, but for the nine month period increased approximately $0.2 million compared to the nine months ended September 30, 2005. The year-to-date increase was primarily from costs of monitoring and managing a larger portfolio of properties.
o Net increase of 10.2 million weighted average shares for the three and nine months ended September 30, 2006 compared to 2005 due to the merger completed on April 30, 2006.

A reconciliation of net income to AFFO is shown below and a definition of AFFO is provided on Supplemental Schedule F. We believe AFFO is used broadly throughout the REIT industry as a measurement of performance and is generally calculated in a similar manner to our calculation.

                                                                Three Months Ended                Nine Months Ended
                                                                   September 30,                    September 30,
                                                             --------------------------      --------------------------
(In thousands except per share amounts)                           2006            2005           2006            2005
                                                                  ----            ----           ----            ----

Net income                                                   $   17,830      $   26,815      $   71,446      $   46,692
  Gain on sale of assets                                         (6,361)        (14,316)        (34,469)        (13,261)
  GAAP income from non-consolidated REITs                          (481)           (328)           (912)         (1,296)
  Distributions from non-consolidated REITs                         115             107             724           1,087
  Depreciation of real estate & intangible amortization           8,760           6,864          23,406          15,981
  Straight-line rent                                               (590)           (443)           (529)         (1,167)
  Capital expenditures                                           (3,927)           (360)         (5,711)         (2,288)
  Payments of deferred leasing costs                             (1,649)           (199)         (4,422)           (510)
  Proceeds from funded reserves                                   5,576             559          10,133           2,798
                                                             --------------------------      --------------------------
Adjusted Funds From Operations (AFFO)                        $   19,273      $   18,699      $   59,666      $   48,036
                                                             ==========================      ==========================

Per Share Data
EPS                                                          $     0.25      $     0.44      $     1.08      $     0.84
AFFO                                                         $     0.27      $     0.31      $     0.90      $     0.86

Weighted average shares (basic and diluted)                      70,766          60,526          65,944          55,697
                                                             ==========================      ==========================

Dividend announcement

On October 13, 2006, the Board of Directors of the Company declared a cash distribution of $0.31 per share of common stock payable on November 20, 2006 to stockholders of record as of October 31, 2006.

Real Estate Update

During April 2006 we acquired five suburban office properties by merger with a total of approximately 1.1 million square feet of rentable space. Two properties are located in Texas, and the other three are located in Colorado, Florida and Virginia. In late June 2006 we acquired a suburban office building in Atlanta, Georgia with approximately 0.4 million square feet of rentable space. This purchase was financed by proceeds from property sales. In May 2006 we sold an apartment property located in Katy, Texas, and office properties located in Fairfax, Virginia and Santa Clara, California; and in August 2006, we sold an industrial building located in Peabody, Massachusetts, each at gains. The gain recognition from the sale of the properties in Texas and Virginia was deferred for tax purposes through the use of a Section 1031 exchange. Supplementary Schedule D presents our continuing real estate portfolio of 31 properties as of September 30, 2006.

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
                                       -3-


George J. Carter, President and CEO, commented as follows:

"Net Income/EPS and AFFO levels for the third quarter and nine months ended September 30, 2006 were anticipated and, consequently, planned for within the FSP business/investment model. Third quarter 2006 earnings of $0.25 per share and AFFO of $0.27 per share were below the comparable period last year of $0.44 per share earnings and AFFO of $0.31 per share. However, nine month 2006 total earnings of $1.08 per share and AFFO of $0.90 per share were above the comparable period last year of $0.84 per share earnings and AFFO of $0.86 per share. Adding gains from property dispositions during the third quarter of 2006 of $6.4 million or $0.09 per share to our AFFO of $19.3 million or $0.27 per share produced $25.6 million or $0.36 per share, compared to $0.55 per share for the third quarter of 2005. For the nine months ended September 30, 2006 adding gains/losses from property dispositions to AFFO totaled $1.43 per share, compared to $1.10 per share for the nine month period in 2005. I continue to be confident about the Company's current competitive position within the broader capital/real estate markets, and optimistic about its financial performance for the balance of 2006 and into 2007.

More specifically, results for the third quarter of 2006 reflected the slowest quarter, year-to-date, from our Investment Banking group and a relatively small property disposition from our portfolio. These two important areas of our business, Investment Banking and Property Dispositions, can be, by their nature, quite uneven quarter-to-quarter, versus their relatively steadier counterpart, Rental Operations, the largest part of FSP's business mix. Internally, we have always viewed the Company's "annual" financial results to be a more meaningful barometer of long-term performance and trends than any one quarter's results because of these transactional structural components of our business/investment model.

Rental Operations: As of September 30, 2006, the Company's continuing portfolio of 31 properties was 89% leased. Most of FSP's properties are suburban office buildings, and, in most markets, we are continuing to find improving conditions for both occupancy and rental rates. However, there are still tenant leases, originally 5-10 years in length, which were signed at what we believe to be the height of the most recent office market cycle (approximately 1997-2001), and we continue to face some rent roll downs in various markets as these older leases expire and new ones are signed. National occupancy levels continue to improve, but rent levels in many office markets are still only modestly increased from lower levels. We continue to believe that significant broad-based rental increases, above the 1997-2001 peak, are one to three years away, assuming continued overall U.S. economic growth and traditional cyclical real estate dynamics. FSP is aggressively managing its lease turnover to maximize rental operations' contribution as the office markets continue to climb back up their cyclical curve. Concern always remains about the possibility of a new, significant downturn in the broader economy that would reverse the positive trends our markets are starting to see. Inflation and interest rates, as well as geopolitical events, are likely to be influencing factors.

Property Dispositions: During the first nine months of 2006, the Company disposed of four properties. Proceeds from the property sales totaled approximately $104 million, all of which have been reinvested in other properties. All properties in the FSP portfolio (i.e., not held for investment banking syndication) continue to be owned without any mortgage debt. There continue to be existing real estate assets in our portfolio which we believe are potential sale candidates, either because of property specific or market driven reasons. In general, property sales will be considered only if we believe the potential exists to reinvest the sale proceeds in new assets that have better near-term and/or long-term return potential than the assets we sold. Because we do not have any permanent mortgage debt, cash from property sales can be used to acquire new real estate assets, purchase stock under our stock repurchase plan and/or add to property reserves if needed. Current high market pricing and competition for potentially acceptable property acquisitions continue to present challenges, but new opportunities are always being reviewed. Upgrading FSP's portfolio is an ongoing objective.


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
                                       -4-


Investment Banking: During the first nine months of 2006, our investment banking business closed on $100.2 million of investor capital consisting of the complete syndication of one office property. However, capital raising efforts in the third quarter of 2006 totaled only $15.85 million as the aforementioned offering was fully subscribed early in the quarter, and a new private placement banking transaction was not begun until October. FSP's Investment Banking group has had a difficult time during the last few years finding properties that meet its investment criteria. Higher pricing and greater competition for quality commercial real estate have reduced the number of attractive potential acquisitions we would consider. The prospects for property acquisitions for FSP's Investment Banking group remain uncertain."

--------------------------------------------------------------------------------
Today's news release, along with other news about Franklin Street Properties Corp., is available on the Internet at www.franklinstreetproperties.com.

A conference call is scheduled for November 1, 2006 at 10:00 a.m. (ET) to discuss the third quarter 2006 results. The toll free number is 1-866-314-4483, passcode 73960914. Internationally, the call may be accessed by dialing 1-617-213-8049, passcode 73960914. The call will also be available via a live webcast, which can be accessed at least 10 minutes before the start time through the Webcasts & Presentations section of our Investor Relations section at www.franklinstreetproperties.com. A replay of the conference call will be available on the Company's website one hour after the call.

About Franklin Street Properties Corp.

Franklin Street Properties Corp. is a real estate investment trust based in Wakefield, Massachusetts, focused on achieving current income and long-term growth through investments in commercial properties. FSP operates in two business segments: real estate operations and investment banking/investment services. FSP owns an unleveraged portfolio of real estate. The majority of FSP's property portfolio is suburban office buildings. FSP's subsidiary, FSP Investments LLC (member, NASD and SIPC), is a real estate investment banking firm and a registered broker/dealer. To learn more about FSP please visit our website at www.franklinstreetproperties.com.

Forward-Looking Statements

Statements made in this press release that state FSP's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions in the markets in which we own properties, changes in the demand by investors for investment in Sponsored REITs (as defined in our Quarterly Report on Form 10-Q for the three months ended June 30, 2006), risks of a lessening of demand for the types of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See the "Risk Factors" set forth in Item 1A of our Quarterly Report on Form 10-Q for the three months ended June 30, 2006 and subsequent filings with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward looking statements after the date of this press release to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

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
                                       -5-

                           Franklin Street Properties
                                Earnings Release
                            Supplementary information
                                Table of contents

         Franklin Street Properties Financial Results    A-C
         Real estate portfolio summary information        D
         Other supplementary information                  E
         Definition of Adjusted Funds From Operations     F


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
                                       -6-


                  Franklin Street Properties Financial Results
                            Supplementary Schedule A
                          Consolidated Income Statement
                                   (Unaudited)

                                                                   For the                         For the
                                                             Three Months Ended                Nine Months Ended
                                                                September 30,                    September 30,
-------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                   2006               2005            2006            2005
-------------------------------------------------------------------------------------------------------------------

Revenue:
    Rental                                              $  27,703         $  18,582       $  72,547       $  46,373
Related party revenue:
    Syndication fees                                          861             2,856           6,287           6,977
    Transaction fees                                        1,140             2,850           6,548           6,888
    Management fees and interest income from loans            210               149           1,079           1,602
Other                                                           4                 4              26              --
-------------------------------------------------------------------------------------------------------------------
             Total revenue                                 29,918            24,441          86,487          61,840
-------------------------------------------------------------------------------------------------------------------

Expenses:
    Real estate operating expenses                          6,523             4,335          16,306           9,928
    Real estate taxes and insurance                         4,030             2,512           9,974           6,386
    Depreciation and amortization                           6,782             3,711          17,515           9,606
    Selling, general and administrative                     2,027             2,034           5,785           5,601
    Commissions                                               458             1,457           3,290           3,648
    Interest                                                  119             1,082           1,259           2,825
-------------------------------------------------------------------------------------------------------------------

       Total expenses                                      19,939            15,131          54,129          37,994
-------------------------------------------------------------------------------------------------------------------

Income before interest income, equity in
  earnings of non-consolidated REITs and
  taxes on income                                           9,979             9,310          32,358          23,846
Interest income                                               735               451           2,080           1,048
Equity in earnings of non-consolidated REITs                  481               328             717           1,295
-------------------------------------------------------------------------------------------------------------------

Income before taxes on income                              11,195            10,089          35,155          26,189
Income tax expense (benefit)                                 (131)              184             273             298
-------------------------------------------------------------------------------------------------------------------

    Income from continuing operations                      11,326             9,905          34,882          25,891
    Income from discontinued operations                       143             2,594           2,095           7,541
    Gain on sale of assets, net                             6,361            14,316          34,469          13,260
-------------------------------------------------------------------------------------------------------------------

Net income                                              $  17,830         $  26,815       $  71,446       $  46,692
===================================================================================================================

Weighted average number of shares
  outstanding, basic and diluted                           70,766            60,526          65,944          55,697
===================================================================================================================

Earnings per share, basic and diluted,
  attributable to:
    Continuing operations                               $    0.16         $    0.16       $    0.53       $    0.46
    Discontinued operations                                  0.00              0.04            0.03            0.14
    Gains on sales of assets, net                            0.09              0.24            0.52            0.24
-------------------------------------------------------------------------------------------------------------------
Net income per share, basic and diluted                 $    0.25         $    0.44       $    1.08       $    0.84
===================================================================================================================


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
                                       -7-


                  Franklin Street Properties Financial Results
                            Supplementary Schedule B
                      Condensed Consolidated Balance Sheet
                                   (Unaudited)

(in thousands, except share and par value amounts)    September 30,   December 31,
                                                           2006          2005
                                                           ----          ----
Assets:
Real estate investments, net                            $  798,354    $  491,399
Acquired real estate leases, less accumulated
  amortization of $19,471 and $10,402, respectively         45,206        30,172
Investment in non-consolidated REITs                         5,011         5,006
Assets held for sale                                            --        69,952
Cash and cash equivalents                                   60,968        69,715
Restricted cash                                                471           461
Tenant rent receivables, less allowance for doubtful
  accounts of $350 and $350, respectively                      833         1,447
Straight-line rent receivable, less allowance for
  doubtful accounts of $163 and $163, respectively           5,102         4,569
Prepaid expenses                                             1,451           805
Other assets                                                 3,001         1,200
Office computers and furniture, net of accumulated
  depreciation of $822 and $729, respectively                  327           311
Deferred leasing commissions, net of accumulated
  amortization of $1,177, and $731, respectively             6,112         2,136
--------------------------------------------------------------------------------
       Total assets                                     $  926,836    $  677,173
================================================================================

Liabilities and Stockholders' Equity:
Liabilities:
  Accounts payable and accrued expenses                 $   16,943    $   11,583
  Accrued compensation                                       1,525         1,891
  Tenant security deposits                                   1,541         1,293
  Acquired unfavorable real estate leases, less
    accumulated amortization
    of $416, and $134, respectively                          2,410           823
--------------------------------------------------------------------------------
       Total liabilities                                    22,419        15,590
--------------------------------------------------------------------------------

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, $.0001 par value, 20,000,000 shares
    authorized, none issued or outstanding                      --            --
  Common stock, $.0001 par value, 180,000,000 shares
    authorized, 70,766,305 and 59,794,608 shares
    issued and outstanding, respectively                         7             6
  Additional paid-in capital                               907,794       677,397
  Treasury stock, 731,898 and 731,898 shares at cost,
    respectively                                           (14,008)      (14,008)
  Earnings (distributions) in excess of accumulated
    earnings/distributions                                  10,624        (1,812)
--------------------------------------------------------------------------------

      Total stockholders' equity                           904,417       661,583
--------------------------------------------------------------------------------

      Total liabilities and stockholders' equity        $  926,836    $  677,173
================================================================================


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                                       -8-


                  Franklin Street Properties Financial Results
                            Supplementary Schedule C
                      Consolidated Statement of Cash Flows
                                   (Unaudited)

                                                            For the nine months ended
(in thousands)                                                    September 30,
                                                            -------------------------
                                                                2006         2005
                                                                ----         ----
Cash flows from operating activities:
  Net income                                                 $   71,446   $   46,692
  Adjustments to reconcile net income to net cash
      provided by  operating activities:
    Gains on assets sold, net                                   (34,469)     (13,260)
    Depreciation and amortization expense                        18,198       13,030
    Amortization of above market lease                            5,208        2,956
    Equity in earnings from non-consolidated REITs                 (912)      (1,295)
    Distributions from non-consolidated REITs                       724        1,087
    Shares issued as compensation                                    --           31
  Changes in operating assets and liabilities:
    Restricted cash                                                 (10)        (305)
    Tenant rent receivables, net                                    614          133
    Straight-line rents, net                                       (529)      (1,167)
    Prepaid expenses and other assets, net                          570           56
    Accounts payable and accrued expenses                         1,358          799
    Accrued compensation                                           (366)         896
    Tenant security deposits                                        248          351
  Payment of deferred leasing commissions                        (4,422)        (510)
------------------------------------------------------------------------------------
      Net cash provided by operating activities                  57,658       49,494
------------------------------------------------------------------------------------

Cash flows from investing activities:
    Cash acquired through issuance of common stock in
      merger transaction                                         13,849       10,621
    Purchase of real estate assets, office computers and
      furniture, capitalized merger costs                      (112,253)     (75,517)
    Merger costs paid                                              (838)        (402)
    Purchase of acquired favorable and unfavorable leases        (5,106)     (12,425)
    Investment in non-consolidated REITs                         (4,127)          (9)
    Investment in assets held for syndication, net                   --       59,532
    Changes in deposits on real estate assets                    (2,540)          --
    Proceeds received on sale of real estate assets             103,739       52,967
------------------------------------------------------------------------------------
      Net cash provided by (used for) investing activities       (7,276)      34,767
------------------------------------------------------------------------------------

Cash flows from financing activities:
    Distributions to stockholders                               (59,010)     (48,445)
    Purchase of treasury shares                                                  (16)
    Offering costs                                                 (119)          --
    Deferred financing costs                                         --          (33)
    Borrowings (repayments) under bank note payable, net             --      (22,304)
------------------------------------------------------------------------------------
      Net cash used for financing activities                    (59,129)     (70,798)
------------------------------------------------------------------------------------

Net decrease in cash and cash equivalents                        (8,747)      13,463
Cash and cash equivalents, beginning of period                   69,715       52,752
------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                     $   60,968   $   66,215
====================================================================================


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
                                       -9-


                   Franklin Street Properties Earnings Release
                            Supplementary Schedule D
                          Real Estate Portfolio Summary
                                   (Unaudited)
                               September 30, 2006

                                            30-Sep-2006      31-Dec-2005
                                            -----------      -----------

            Commercial real estate
                 Number of properties              31               26
                 Square feet                5,301,847        3,978,264
                 Leased percentage                 89%              92%

            Residential real estate
                 Number of properties              --                1
                 Number of apartments              --              228
                 Square feet                       --          231,363
                 Leased percentage                 --               97%

            Combined portfolio
                 Number of properties              31               27
                 Square feet                5,301,847        4,209,627
                 Leased percentage                 89%              92%


(dollars & square feet in thousands)                         As of September 30, 2006
                                          --------------------------------------------------------------
                                             # of                     % of         Square         % of
State                                     Properties  Investment    Portfolio       Feet        Portfolio
-----                                     ----------  ----------    ---------       ----        ---------

Texas                                             7   $ 218,872        27.4%        1,401         26.5%
Georgia                                           2     104,238        13.1%          549         10.3%
Virginia                                          3      93,349        11.7%          591         11.1%
Colorado                                          3      87,085        10.9%          550         10.4%
Missouri                                          2      58,169         7.3%          349          6.6%
Florida                                           1      51,937         6.5%          213          4.0%
California                                        3      40,761         5.1%          324          6.1%
Indiana                                           1      38,838         4.8%          205          3.9%
Illinois                                          1      28,197         3.5%          177          3.3%
Massachusetts                                     2      16,577         2.1%          198          3.7%
North Carolina                                    2      15,116         1.9%          172          3.2%
Michigan                                          1      14,899         1.9%          215          4.1%
Washington                                        1      14,601         1.8%          117          2.2%
South Carolina                                    1      10,449         1.3%          144          2.7%
Maryland                                          1       5,265         0.7%           99          1.9%
                                          -------------------------------------  -----------------------
Total                                            31   $ 798,354       100.0%        5,302        100.0%
                                          =====================================  =======================


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
                                      -10-


                   Franklin Street Properties Earnings Release
                            Supplementary Schedule E
                                   (Unaudited)
                               September 30, 2006

Property by type:
(dollars & square feet in thousands)                  As of September 30, 2006
                                    ------------------------------------------------------------
                                       # of                      % of        Square     % of
Type                                Properties  Investment     Portfolio      Feet    Portfolio
----                                ----------  ----------     ---------      ----    ---------
Office                                  30       793,089         99.3%       5,203      98.1%
Industrial                               1         5,265          0.7%          99       1.9%
                                    --------------------------------------  --------------------
Total                                   31     $ 798,354        100.0%       5,302     100.0%
                                    ======================================  ====================

                  Commercial portfolio lease expirations (1)

                                       Total                % of
                    Year            Square Feet          Portfolio
                    ----            -----------          ---------
                    2006              252,430                 4.8%
                    2007              632,919                11.9%
                    2008              500,802                 9.4%
                    2009              648,392                12.2%
                    2010              711,934                13.4%
                    2011              221,558                 4.3%
                  Thereafter        2,333,812                44.0%(2)
                                   -------------------------------
                                    5,301,847               100.0%
                                   ===============================

      (1) Percentages are determined based upon square footage of expiring commercial leases.
      (2)   Includes current vacancies.


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
                                      -11-


                   Franklin Street Properties Earnings Release
                            Supplementary Schedule F
              Definition of Adjusted Funds From Operations ("AFFO")

The Company evaluates the performance of its reportable segments based on several measures including Adjusted Funds From Operations ("AFFO") as management believes that AFFO represents an important measure of the reportable segment's activity and is an important consideration in determining distributions paid to equity holders. The Company defines AFFO as: net income as computed in accordance with accounting principles generally accepted in the United States of America ("GAAP"); excluding gains or losses on the sale of real estate and non-cash income from Sponsored REITs; plus certain non-cash items included in the computation of net income (depreciation and amortization and straight-line rent adjustments); plus distributions received from Sponsored REITs; plus the net proceeds from the sale of land; less recurring purchases of property and equipment incurred to maintain the assets' value or for tenant improvements ("Capital Expenditures") and payments for deferred leasing commissions, plus proceeds from (payments to) cash reserves. Depreciation and amortization, gain or loss on the sale of real estate and straight-line rents are an adjustment to AFFO, as these are non-cash items included in net income. Capital Expenditures, payments of deferred leasing commissions and the proceeds from (payments to) the funded reserve are an adjustment to AFFO, as they represent cash items not reflected in net income.

The cash reserve represents funds that the Company has set aside from time to time in anticipation of future capital needs. These reserves are typically used for the payment of Capital Expenditures, deferred leasing commissions and certain tenant allowances; however, there are no legal restrictions on their use and they may be used for any Company purpose. AFFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company's financial performance, as an alternative to cash flows from operating activities (determined in accordance with GAAP), or as a measure of the Company's liquidity, or is it necessarily indicative of sufficient cash flow to fund all of the Company's needs. Other real estate companies may define AFFO in a different manner. It is at the Company's discretion to retain a portion of AFFO for operational needs. We believe that in order to facilitate a clear understanding of the results of the Company, AFFO should be examined in connection with net income and cash flows from operating, investing and financing activities in the consolidated financial statements.